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                                                                    EXHIBIT 12.1
MUNICIPAL MORTGAGE & EQUITY, LLC
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS (UNAUDITED) ($ IN THOUSANDS)

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                                                        NINE
                                                       MONTHS
                                                        ENDED                        FISCAL YEAR ENDED DECEMBER 31,
                                                      SEPTEMBER    -------------------------------------------------------------
                                                       30, 2004      2003          2002         2001         2000         1999
                                                      ---------    ---------    ---------    ---------    ---------    ---------
EARNINGS:
Net Income                                            $  21,437    $  72,495    $  28,796    $  23,847    $  29,076    $  28,796
Add:  Net Loss from Equity Investments                  127,985        3,173        3,057        1,279           --           --
Subtract:  Tax Benefit                                   (2,264)        (138)      (1,484)      (1,383)      (2,006)        (703)
Subtract:  Income allocable to Minority Interest       (128,427)          --           --           --           --           --
Subtract:  Discontinued Operations                      (10,865)     (25,748)          --           --           --           --
Subtract:  Capitalized Interest                              --           --           --           --           --           --
Add:  Fixed Charges and Preferred Stock Dividends        66,395       55,684       48,573       41,475       39,627       10,098
                                                      ---------    ---------    ---------    ---------    ---------    ---------
Net Income before Taxes, Equity Investments,
  Minority Interests, Discontinued Ops,
  Capitalized Interest, Fixed Charges,
  and Preferred Stock Dividends                       $  74,261    $ 105,466    $  78,942    $  65,218    $  66,697    $  38,191
                                                      =========    =========    =========    =========    =========    =========
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:
Preferred Stock Dividends                             $      --    $   5,988    $  11,977    $  10,779    $   8,475    $   3,433
Interest Expense                                         54,576       43,508       36,596       30,696       31,152        6,665
Interest Expense on Debentures and Preferred Shares      11,819        6,188           --           --           --           --
Amortization of Loan Costs                                   --           --           --           --           --           --
Capitalized Interest                                         --           --           --           --           --           --
                                                      ---------    ---------    ---------    ---------    ---------    ---------
Total Fixed Charges                                      66,395       49,696       36,596       30,696       31,152        6,665
                                                      ---------    ---------    ---------    ---------    ---------    ---------
Total Fixed Charges and Preferred Stock
  Dividends                                           $  66,395    $  55,684    $  48,573    $  41,475    $  39,627    $  10,098
                                                      =========    =========    =========    =========    =========    =========
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividends                   1.118        1.894        1.625        1.572        1.683        3.782
                                                      =========    =========    =========    =========    =========    =========
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